Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2021, by and among Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”), Poema Global Holdings Corp., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), and Poema Global Partners LLC, a Cayman Islands limited liability company (“Sponsor”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”), and SPAC, pursuant to which, among other things, (i) Merger Sub will merge with and into SPAC, with SPAC surviving the First Merger as a wholly owned subsidiary of the Company (the “First Merger”), and (ii) SPAC will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, Sponsor is, as of the date of this Agreement, the beneficial and sole legal owner of (a) 8,525,000 SPAC Class B Shares and (b) 9,400,000 SPAC Class A Shares underlying SPAC Warrants (all such shares set forth in clauses (a) and (b), being collectively referred to herein as the “Owned Shares”; and the Owned Shares and any other SPAC Shares (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by Sponsor after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to the Company and SPAC as follows:

1.1            Corporate Organization. Sponsor is a limited liability company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Sponsor to consummate the transactions contemplated hereby.

1.2            Due Authorization. Sponsor has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or equivalent proceeding on the part of Sponsor is necessary to authorize this Agreement or Sponsor’s performance hereunder. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

1.3            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of Sponsor is required to be obtained or made in connection with the execution, delivery or performance by Sponsor of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

1.4            No-Conflict. The execution, delivery and performance by Sponsor of this Agreement do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the Organizational Documents of Sponsor, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to Sponsor or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of Sponsor, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

1.5            Subject Shares. As of the date hereof, Sponsor is the beneficial and sole legal owner of the Subject Shares, and all such Subject Shares are owned by Sponsor free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the other Transaction Agreements, the Organizational Documents of SPAC, the Letter Agreement (as defined below), any applicable securities Laws or that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of Sponsor to perform its obligations under this Agreement or the consummation of the Transactions. Sponsor does not legally own any shares of SPAC other than the Subject Shares. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by (i) this Agreement, (ii) the Letter Agreement, dated as of January 5, 2021, among SPAC, Sponsor and SPAC’s officers and directors (the “Letter Agreement”), (iii) the other Transaction Agreements, (iv) the Organizational Documents of SPAC, (v) any applicable securities Laws or (vi) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of Sponsor to perform its obligations under this Agreement or the consummation of the Transactions.

1.6            Acknowledgement. Sponsor understands and acknowledges that each of the Company and SPAC are entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

1.7            Absence of Litigation. With respect to Sponsor, as of the date hereto, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Sponsor, threatened against, Sponsor or any of Sponsor’s properties or assets (including Sponsor’s Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Article II
Representations and Warranties of SPAC

SPAC hereby represents and warrants to Sponsor and the Company as follows:

2.1            Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the transactions contemplated hereby.

2.2            Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or SPAC’s performance hereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3            No-Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance by SPAC of this Agreement and the consummation of the transactions by SPAC contemplated hereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

Article III
Representations and Warranties of the Company

The Company hereby represents and warrants to Sponsor and SPAC as follows:

3.1            Corporate Organization. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2            Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement, (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder (except that the Company Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3            No-Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 of the Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b) through (d) above as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Article IV
Agreement to Vote; Certain Other Covenants of Sponsor

Sponsor covenants and agrees during the term of this Agreement as follows:

4.1            Agreement to Vote.

(a)            In Favor of the Mergers. At any meeting of SPAC Shareholders called to seek the SPAC Shareholder Approval, including the SPAC Extraordinary General Meeting, or at any adjournment thereof, or in connection with any written consent of SPAC Shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Transaction Proposals and any other transactions contemplated by the Merger Agreement and any other Transaction Agreements, Sponsor shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholder Approval or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment of such meeting of SPAC Shareholders to a later date.

(b)            Against Other Transactions. At any meeting of SPAC Shareholders or at any adjournment thereof, or in connection with any written consent of SPAC Shareholders or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) other than in connection with the Transactions, any Alternative Transaction Proposal involving SPAC, (ii) allowing SPAC to execute or enter into, any agreement related to an Alternative Transaction Proposal, and (iii) entering into any agreement, or agreement in principle requiring SPAC to impede, abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.

4.2            No Transfer. From the date of this Agreement until the date of termination of this Agreement, Sponsor shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, “Transfer”), other than pursuant to the First Merger, (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in the Merger Agreement, other Transaction Agreements or the voting and other arrangements under the Organizational Documents of SPAC, (iii) take any action that would reasonably be expected to make any representation or warranty of Sponsor herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, Sponsor may make Transfers of the Subject Shares (i) pursuant to this Agreement, (ii) upon the consent of the Company and SPAC, (iii) between Sponsor and any of its Affiliates (and any of Sponsor’s and its affiliates’ respective executive officers and directors) (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as Sponsor was with respect to such transferred Subject Shares), and (iv) by virtue of Sponsor’s Organizational Documents upon liquidation or dissolution of Sponsor, so long as, in each case of clauses (i) through (iv), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill Sponsor’s obligations under this Agreement and the Merger Agreement is not relinquished or prior to and as a condition to the effectiveness of any such Transfer (provided that such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares); provided, further, that in the case of clause (iv), the transferee will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Registration Statement or Proxy Statement being declared effective under the Securities Act. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, the Company and SPAC that Sponsor shall not request SPAC to register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3            Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Mergers and the Merger Agreement.

4.4            No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.

4.5            New Shares. In the event that prior to the Closing (i) any SPAC Shares or other securities are issued or otherwise issued to Sponsor, including, without limitation, pursuant to any share dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any share subdivision, recapitalization, consolidation, exchange of shares or the like, (ii) Sponsor acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans, or (iii) Sponsor acquires the right to vote or share in the voting of any SPAC Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.6            Sponsor Letter Agreement. Each of Sponsor and SPAC hereby agree that (a) from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except in connection with the Transactions; and (b) the Lock-Up Restrictions (as defined below) shall supersede the lock-up provisions contained in the Letter Agreement.

4.7            Termination. This Agreement shall terminate upon the earlier of:

(a)            the Closing, provided, however, that upon such termination, (i) Section 4.3, Section 4.6, this Section 4.7, Section 4.8, Section 5.3 and Section 5.6 shall survive indefinitely; and (ii) Section 4.13, Section 4.14, Section 5.1 and Section 5.2 shall survive until the date on which none of the Company, Sponsor or any holder of a Locked-Up Share and/or Earn-In Share (as defined below) has any rights or obligations hereunder; and

(b)            the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

4.8            Additional Matters. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively consummating the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of SPAC or the Cayman Companies Act) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.

4.9            Waiver of Anti-Dilution Protection. Sponsor hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, the ability to adjust the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles of Association) pursuant to and in compliance with Article 17.3 of the SPAC A&R Memorandum and Articles of Association in connection with the Transactions.

4.10          Confidentiality. Sponsor shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.03(a) of the Merger Agreement (other than Section 8.03(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to Sponsor.

4.11          Consent to Disclosure. Sponsor consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, Sponsor’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of Sponsor’s commitments and obligations under this Agreement, and Sponsor acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor shall become aware that any such information shall have become false or misleading in any material respect.

4.12          Share Adjustment in connection with SPAC Transaction Expenses. If the accrued and unpaid SPAC Transaction Expenses (as set forth on the written statement to be delivered to the Company pursuant to Section 3.02(b) of the Merger Agreement) exceed $25 million (the “SPAC Expense Cap”), then, prior to the Share Subdivision, Sponsor in its sole discretion shall (including a combination thereof) (i) forfeit a number of SPAC Class B Shares (with each such SPAC Class B Share valued at $10.00 per share) that would, in the aggregate, have a value equal to the amount of the SPAC Transaction Expenses minus the SPAC Expense Cap (the “Overage”); or (ii) pay, or cause to be paid, the Overage by wire transfer of immediately available funds in U.S. dollar to the Trust Account.

4.13          Lock-Up Provisions.

(a)           Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), Sponsor agrees not to, without the prior written consent of the Company Board, Transfer any Locked-Up Shares (as defined below) held by it; provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Section 4.13 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to Sponsor. The foregoing limitations shall remain in full force and effect for a period of six (6) months from and after the Closing (such period, the “Lock-Up Period”) with respect to all the Locked-Up Shares. For purpose of this Section 4.13, “Locked-Up Shares” means any Company Ordinary Shares (other than the Earn-In Shares) held by Sponsor immediately after the First Effective Time. For the avoidance of doubt, the Locked-Up Shares exclude any SPAC Warrants held by Sponsor or any Company Ordinary Shares acquired by Sponsor upon the conversion, exercise or exchange of the SPAC Warrants.

(b)           The restrictions set forth in Section 4.13(a) (the “Lock-Up Restrictions”) shall not apply to:

(i)            in the case of an entity, Transfers to (A) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii)           in the case of an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)          in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)          in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)           in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)          in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust;

(vii)         in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)        pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as Sponsor continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(ix)          Transfers of any Company Ordinary Shares acquired as part of the PIPE Financing;

(x)           transactions relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xi)           the exercise of any options or warrants to purchase Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(xii)         Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiii)        Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Sponsor’s Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares in connection with the termination of Sponsor’s service to the Company;

(xiv)        the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares, shall be made by Sponsor pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(xv)         Transfers made after the date on which the closing price of the Company Ordinary Shares equals or exceeds $17.50 per share for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period after the Closing Date;

(xvi)        Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(xvii)       transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a change in or promulgation of new U.S. Treasury Regulations, or promulgation of any judicial or administrative guidance, in each case, after the date on which the Merger Agreement was executed by the parties, and such change or promulgation prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368 of the Code, in each case, solely to the extent necessary to cover any tax liability as a result of the transaction.

provided, however, that in the case of clauses (i) through (viii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c)            For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares or receive any dividends or distributions thereon.

(d)            In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

4.14          Earn-In Provisions.

(a)            Each of the Company and Sponsor agrees that (x), immediately after the First Effective Time, 6,393,750 of the Company Ordinary Shares held by Sponsor immediately after the First Effective Time shall become unvested shares (the “Earn-In Shares”) and shall be subject to the vesting and forfeiture provisions set forth in this Section 4.14 and (y) each Earn-In Share shall not be transferable until such Earn-In Share vests pursuant to this Section 4.14 and until such Earn-In Share vests, any certificate representing such Earn-In Share shall bear a legend referencing that such Earn-In Share is subject to forfeiture pursuant to the provisions of this Agreement, and the Company shall be authorized to instruct its transfer agent to implement appropriate stop transfer orders that will be applicable until such Earn-In Share vests; provided that the foregoing transfer restriction under Section 4.14(a)(y) shall not apply to Transfers to any shareholder, partner or member of Sponsor or their affiliates or, in the case of an individual who is such a shareholder, partner or member (or affiliate thereof), further Transfers by such shareholder, partner or member (or affiliate thereof) by gift to a trust, the beneficiary of which is a member of the individual’s immediate family, so long as (1) such Transfer is in compliance with any applicable securities laws and (2) any transferee thereof enters into a written agreement, in substantially the form of this Agreement, agrees to be bound by the vesting and forfeiture provisions set forth in this Section 4.14 and to receive the rights of a holder of the Earn-In Shares hereunder). For the avoidance of doubt, any Company Ordinary Shares beneficially owned by Sponsor other than the Earn-In Shares, shall not be subject to the vesting and forfeiture provisions set forth in this Section 4.14.

(b)            Subject to Section 4.14(c), Section 4.14(d), and Section 5.1, upon expiration of the Earnout Period, (i) if the Minimum Target (as defined below) has not been achieved, all of the original number of Earn-In Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender such Earn-In Shares to the Company upon which such Earn-In Shares shall be cancelled; (ii) if the Minimum Target has been achieved but the Middle Target (as defined below) has not been achieved, two-thirds (2/3) of the original number of the Earn-In Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender such Earn-In Shares to the Company upon which such Earn-In Shares shall be cancelled; and (iii) if the Middle Target has been achieved but the Maximum Target (as defined below) has not been achieved, one-third (1/3) of the original number of the Earn-In Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender such Earn-In Shares to the Company upon which such Earn-In Shares shall be cancelled; provided, that in each case, any fractional shares shall be rounded down to the nearest whole number. Any forfeiture of Company Ordinary Shares, and all references to forfeiture of Company Ordinary Shares, described in this Agreement shall take effect as a surrender of Company Ordinary Shares for no consideration as a matter of Cayman Islands law.

(c)           The Earn-In Shares shall fully vest (and shall not be subject to the restrictions and forfeiture provisions set forth in this Section 4.14, including, for the avoidance of doubt, Section 4.14(b)), as follows: (i) one-third (1/3) of the Earn-In Shares shall vest if over any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period the VWAP of the Company Ordinary Shares is greater than or equal to $15.00 (the “Minimum Target”); (ii) an additional one-third (1/3) of the Earn-In Shares shall vest if over any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period the VWAP of the Company Ordinary Shares is greater than or equal to $17.50 (the “Middle Target”) and (iii) the remainder of the Earn-In Shares shall vest if over any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period the VWAP of the Company Ordinary Shares is greater than or equal to $20.00 (the “Maximum Target”), provided, that in each case, any fractional shares shall be rounded down to the nearest whole number and payment for such fraction shall be made in cash in lieu of any such fractional share based on a value equal to applicable target price. For the avoidance of doubt, (x) if the Middle Target has been achieved, but the Minimum Target has not been previously achieved, the Minimum Target shall be deemed achieved on the date that the Middle Target is achieved; and (y) if the Maximum Target has been achieved, but the Minimum Target and/or the Middle Target have not been previously achieved or deemed achieved, the Minimum Target and/or the Middle Target (as applicable) shall be deemed achieved on the date that the Maximum Target is achieved.

(d)            In the event that after the Closing and prior to the expiration of the Earnout Period, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Earnout Period), (ii) any liquidation, dissolution or winding up of the Company (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against the Company, or a receiver is appointed for the Company or a substantial part of its assets or properties or (iv) the Company makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earn-In Shares that have not previously vested shall vest upon such Acceleration Event, provided that in the case of an Acceleration Event that is a Change of Control, (x) if the value of the consideration to be received by the holders of the Company Ordinary Shares for each Company Ordinary Share in such Change of Control transaction (the “Change of Control Price”) is less than $15.00, none of Earn-In Shares shall vest; (y) if the Change of Control Price equals or exceeds $15.00 but less than $17.50, an aggregate of one-third (1/3) of the Earn-In Shares (including those vested before the Change of Control) shall vest, and (z) if the Change of Control Price equals or exceeds $17.50 but less than $20.00, an aggregate of two-third (2/3) of the Earn-In Shares (including those vested before the Change of Control) shall vest, in each case, the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Company Board.

(e)            Notwithstanding anything set forth herein, prior to the date that an Earn-In Share is no longer subject to the vesting and forfeiture provisions set forth in this Section 4.14, Sponsor will remain entitled to all of the other rights of a holder of Company Ordinary Shares, including to (i) exercise voting rights carried by such Earn-In Share and (ii) receive any dividends or other distributions in respect of such Earn-In Share.

(f)            Notwithstanding anything set forth in this Section 4.14 to the contrary, if any of the terms of the Merger Agreement in respect of the Earnout Shares are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to the Earn-In Shares. For the avoidance of doubt, if any Earnout Shares are issued by the Company to the Earnout Participants prior to the occurrence of any Earnout Event or Acceleration Event, the corresponding number (based upon the corresponding trigger price) of the Earn-In Shares shall vest and the remaining number of the Earn-In Shares subject to this Section 4.14 shall be adjusted accordingly.

(g)            The parties hereto agree and acknowledge that the Earn-In Shares are intended to constitute “voting stock” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder received by Sponsor in connection with the Mergers, and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment.

Article V
General Provisions

5.1            If, during the period between Closing and prior to the expiration of the Earnout Period, the Company shall pay an dividend on Company Ordinary Shares by the issuance of additional Company Ordinary Shares, or effect a subdivision or combination or consolidation of the issued and outstanding Company Ordinary Shares (by reclassification or otherwise) into a greater or lesser number of Company Ordinary Shares, then in each such case, (i) the number of Earn-In Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Company Ordinary Shares (including any other shares so reclassified as Company Ordinary Shares) issued and outstanding immediately after such event and the denominator of which is the number of Company Ordinary Shares that were issued and outstanding immediately prior to such event and (ii) the dollar values set forth in each of Section 4.13(b)(xv), Section 4.14(c) and Section 4.14(d) shall be appropriately adjusted to provide to Sponsor the same economic effect as contemplated by this Agreement prior to such event.

5.2            The Company shall remove, and shall cause to be removed (including by causing its transfer agent to remove), any legends, marks, stop-transfer instructions or other similar notations (i) pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions, and (ii) pertaining to the vesting and forfeiture provisions herein from the book-entries evidencing any Earn-In Shares at the time any such share is no longer subject to the vesting and forfeiture provisions set forth in Section 4.14 (any such Locked-Up Share and/or Earn-In Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share and/or Earn-In Share is an express third-party beneficiary of this Section 5.2 and entitled to enforce specifically the obligations of the Company set forth in this Section 5.2 directly against the Company.

5.3            Notice. All notices and other communications among the parties hereunder shall be in writing and shall be deemed duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to Sponsor at the address set forth below (or at such other address for a party as shall be specified by like notice):

Poema Global Partners LLC

49/F One Exchange Square

8 Connaught Place

Central, Hong Kong

Attn: Homer Sun

Email: homer@poema-global.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Gary Li; Jesse Sheley; Joseph Raymond Casey; Ram Narayan

E-mail: gary.li@kirkland.com; jesse.sheley@kirkland.com; joseph.casey@kirkland.com; ram.narayan@kirkland.com

5.4            Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5.5            Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Subject Shares or Earn-In Shares in accordance with the terms of this Agreement, transferee to whom such Subject Shares or Earn-In Shares (as applicable) are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 5.5 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Subject Shares, Earn-In Shares or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

5.6            Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 5.6.

5.7           Enforcement      The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 4.7, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not allege, and each party hereby waives the defense, that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.7 shall not be required to provide any bond or other security in connection with any such injunction.

5.8          Counterparts      This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

POEMA GLOBAL HOLDINGS CORP.

By:	/s/Joaquin Rodriguez Torres
Name: Joaquin Rodriguez Torres
Title: Co-Chairman

By:	/s/ Homer Sun
Name: Homer Sun
Title: CEO

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

POEMA GLOBAL PARTNERS LLC

By:	/s/ Emmanuel Real Barroso DeSousa
Name: Emmanuel Real Barroso DeSousa
Title: Manager

By:	/s/ Joaquin Rodriguez Torres
Name: Joaquin Rodriguez Torres
Title: Manager

By:	/s/ Homer Sun
Name: Homer Sun
Title: Manager

By:	/s/ Marc Chan
Name: Marc Chan
Title: Manager

[Signature Page to Sponsor Support Agreement]